REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
OptaSense Holdings Limited

We have audited the accompanying consolidated financial statements of OptaSense Holdings Limited (a United Kingdom limited company) and subsidiaries, which comprise the consolidated balance sheets as of March 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OptaSense Holdings Limited and subsidiaries as of March 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter
As described in Note 1 to the consolidated financial statements, the Company adopted new accounting guidance as of April 1, 2019 related to the accounting for leases. Our opinion is not modified with respect to this matter.

/s/ GRANT THORNTON LLP

Arlington, Virginia
June 29, 2021

OptaSense Holdings Limited and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2020	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	£2,595	£2,528
Accounts receivable, net	6,668	5,752
Contract assets	1,707	5,974
Inventory	8,140	2,933
Other current assets	1,322	209
Total current assets	20,432	17,396

Property and equipment, net	761	904
Intangible assets, net	1,741	1,920
Other assets	1,896	949
Deferred tax asset, net	19	19
Right of use asset	1,067	—
Total Assets	£25,916	£21,188

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	£215	£1,049
Accrued liabilities	2,117	2,382
Contract liabilities	2,450	1,002
Current portion of lease obligations	435	—
Other current liabilities	1,337	1,260
Loan from Parent	3,275	37,503
Total current liabilities	9,829	43,196

Lease liabilities, long-term	652	—
Total Liabilities	10,481	43,196

Stockholders' equity (deficit):
Common stock (par value £0.01, 100 shares authorized, issued and outstanding)	—	—
Additional paid in capital	43,148	235
Accumulated deficit	(28,402)	(23,001)
Accumulated other comprehensive income	689	758
Total stockholders' equity (deficit)	15,435	(22,008)
Total liabilities and stockholders' equity (deficit)	£25,916	£21,188

The accompanying notes are an integral part of these consolidated financial statements.

OptaSense Holdings Limited and Subsidiaries
Consolidated Statements of Operations
 (in thousands)

	Years ended March 31,
	2020	2019

Revenues	£24,252	£26,108
Cost of revenues	11,206	10,141
Gross profit	13,046	15,967
Operating expense:
Selling, general and administrative	11,899	12,850
Research and development	4,962	2,978
Total operating expense	16,861	15,828
Operating (loss) income	(3,815)	139
Other expense:
Interest expense, net	(2,319)	(1,769)
Total other expense	(2,319)	(1,769)
Loss before income taxes	(6,134)	(1,630)
Income tax benefit (expense)	733	(339)
Net loss	£(5,401)	£(1,969)

The accompanying notes are an integral part of these consolidated financial statements.

OptaSense Holdings Limited and Subsidiaries
Consolidated Statements of Comprehensive Loss
 (in thousands)

	Years ended March 31,
	2020	2019

Net loss	£(5,401)	£(1,969)
Other comprehensive income:
Foreign currency translation adjustment	(69)	1,771
Other comprehensive (loss) income	(69)	1,771
Total other comprehensive loss	£(5,470)	£(198)

The accompanying notes are an integral part of these consolidated financial statements.

OptaSense Holdings Limited and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
 (in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)

Balance—April 1, 2018	100	£—	£22	£(1,013)	£(21,032)	£(22,023)
Unrealized gain on translation of foreign operations	—	—	—	1,771	—	1,771
Stock-based compensation	—	—	213	—	—	213
Net loss	—	—	—	—	(1,969)	(1,969)
Balance—March 31, 2019	100	—	235	758	(23,001)	(22,008)
Unrealized loss on translation of foreign operations	—	—	—	(69)	—	(69)
Contribution from Parent loan waiver	—	—	42,650	—		42,650
Stock-based compensation	—	—	263	—	—	263
Net loss	—	—	—	—	(5,401)	(5,401)
Balance—March 31, 2020	100	£—	£43,148	£689	£(28,402)	£15,435

The accompanying notes are an integral part of these consolidated financial statements.

OptaSense Holdings Limited and Subsidiaries
Consolidated Statements of Cash Flows
 (in thousands)

	Years ended March 31,
	2020	2019
Cash flows used in operating activities:
Net loss	£(5,401)	£(1,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,023	930
Bad debt expense	201	69
Stock-based compensation	263	213
Interest forgiven on loan from Parent	2,282	—
Benefit from provision for deferred income taxes	—	(95)
Changes in operating assets and liabilities:
Accounts receivable	(1,118)	250
Contract assets	4,267	(4,902)
Inventory	(5,206)	(54)
Prepaid expenses and other current assets	(1,113)	(154)
Other current liabilities	(62)	611
Accounts payable and accrued expenses	(1,079)	897
Contract liabilities	1,448	(1,102)
Other assets	(947)	486
Net cash used in operating activities	(5,442)	(4,820)
Cash flows used in investing activities:
Purchases of property and equipment	(444)	(565)
Purchases of intangible property	(121)	—
Net cash used in investing activities	(565)	(565)
Cash flows provided by financing activities:
Borrowings on Parent loan	13,447	13,055
Repayments on Parent loan	(7,304)	(7,421)
Net cash provided by financing activities	6,143	5,634
Effect of exchange rate changes on cash and cash equivalents	(69)	918
Net change in cash and cash equivalents	67	1,167
Cash and cash equivalents—beginning of period	2,528	1,361
Cash and cash equivalents—end of period	£2,595	£2,528
Supplemental disclosure of cash flow information
Cash paid for interest	£55	£—
Cash paid for income taxes	£—	£409
Noncash financing activities
Contribution from Parent loan waiver	£42,650	£—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

OptaSense Holdings Limited and subsidiaries (“we", "us" or the “Company”), formerly a wholly owned subsidiary of QinetiQ Holdings Limited (hereafter “QinetiQ”or “the Parent”) was acquired by Luna Innovations Incorporated (“Luna”) in December 2020. The Company is headquartered in Farnborough, United Kingdom, and was incorporated in 2010. The Company has operations in Canada, India, and the United States.
The Company is the market leader in providing through-life fiber-optic sensing solutions, products and services. The Company is a platform technology, providing reliable, real-time and actionable information, to protect and monitor its customers’ critical infrastructure for the Oil & Gas, Security and Transport industries.
Basis of Presentation
The consolidated financial statements include the accounts of OptaSense Holdings Limited and all of its wholly-owned subsidiaries. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the consolidated financial statements.
All intercompany transactions between the Company and subsidiaries have been eliminated.
The tax amounts in the consolidated financial statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.
Use of Estimates
The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes.
Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from such estimates and assumptions.
Foreign Currency
The Company’s reporting currency is the pound sterling (“£”). Monetary assets and liabilities in foreign currencies are translated at period-end rates. Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates ("the functional currency"). Transactions in foreign currencies are recorded using the date of exchange ruling at the date of the transaction. Any resulting exchange differences are recognized in the consolidated statements of operations. The exchange differences recorded in March 31, 2020 and 2019 were £0.4 million loss and £0.1 million loss, respectively.

Cash and Cash Equivalents
We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The cash and cash equivalents balance held outside of the United Kingdom at March 31, 2020 and 2019 was £2.1 million and £2.1 million, respectively.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are amounts due from customers for goods or services sold in the ordinary course of business. Accounts receivable are recorded at their face amount, less an allowance for doubtful accounts. We review the status of our uncollected receivables on a regular basis. In determining the need for an allowance for uncollectible receivables, we consider our customers’ financial stability, past payment history and other factors that bare on the ultimate collection of such amounts.
Inventory
Inventory consists of finished goods, work in process and raw materials valued at the lower of cost (determined on the weighted average basis) or net realizable value.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation. We record depreciation using the straight-line method over the following estimated useful lives:

Vehicles	3 - 5 years
Equipment	3 - 10 years
Furniture and fixtures	5 - 10 years
Computer equipment	3 - 5 years
Leasehold improvements	Lesser of lease term or life of improvements

The useful lives, depreciation methods, and residual values applied to property and equipment are reviewed annually and, if appropriate, adjusted accordingly. When assets are sold or otherwise disposed, the asset and related accumulated depreciation or amortization are removed, with any gain or loss reflected in earnings. Repairs and maintenance are expensed as incurred.
Intangible Assets, Net
Purchased intangible assets are recognized at cost. Intangible assets are amortized on a straight-line basis over their respective useful lives which is ten years for intellectual property and three years for purchased software. We analyze the reasonableness of the remaining useful lives whenever events or circumstances indicate that the carrying amount may not be recoverable to determine whether the carrying value has been impaired. There were no impairment losses for the years ended March 31, 2020 and 2019.
Impairment of Long-Lived Assets
We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell. There were no impairment losses for the years ended March 31, 2020 and 2019.
Fair Value Measurements
Our financial assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. Valuation techniques are based on observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs have created the following fair value hierarchy:
•Level 1—Quoted prices for identical instruments in active markets.
•Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable.

•Level 3—Valuations derived from valuation techniques in which significant value drivers are unobservable.
The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short-term nature of these instruments. The carrying amount of lease liabilities approximates fair value because these financial instruments bear interest at rates that approximate current market rates for similar agreements with similar maturities and credit.
Revenue Recognition
Revenue from Contracts with Customers
Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. The Company recognizes revenue when it transfers control of a product or service to a customer. The Company assesses contracts for the existence of multiple performance obligations and accounts for these separately. Revenues from product sales are generated by the sale of commercial products and services under various sales programs to the end user and through distribution channels. We sell fiber optic test and distributed acoustic sensing systems to end users for use in numerous fiber optic-based measurement applications. Revenues are recorded net of applicable sales taxes collected from customers and payable to state or local governmental entities. The Company’s methodology applies the revenue requirements on a contract-by-contract basis which includes considerations for contract modifications, variable consideration and the determination of distinct performance obligations. Shipping and handling activities primarily occur after a customer obtains control and are considered fulfillment costs rather than a separate performance obligation.

For standard products, we recognize revenue at a point in time when control passes to the customer. Absent substantial product acceptance clauses, this is based on the shipping terms. For custom products that require engineering and development based on customer requirements, we will recognize revenue over time using the output method for any items shipped. For extended warranties and product rentals, revenue is recognized over time using the output method based on the time elapsed for the warranty or service period. In the case of warranties, we record a contract liability for amounts billed but that are not recognized until subsequent periods. A separate contract liability is recorded for the cost associated with warranty repairs based on our estimate of future expense.

Service Contracts
Service contracts are transferred to the customer over a period of time as the Company fulfills its performance obligation. At contract inception the Company undertakes an assessment to determine how many distinct performance obligations exists within a contract. As part of the assessment the Company obtains an understanding of the overall deliverable to the customer through discussions with business units and project leads. Each individual deliverable in the contract is then assessed to determine if it is an input into the overall deliverable, and therefore part of a single performance obligation, or if it is a stand-alone separable deliverable with its own transaction price and therefore a distinct performance obligation in its own right. Each distinct performance obligation identified within a contract is accounted for separately. The transaction price is allocated between each distinct performance obligation identified in a contract based on the stand-alone selling price of each performance obligation. Each performance obligation will be costed, and the transaction price will be cost plus margin. This amount would be the stand-alone selling price of each performance obligation if contracted with a customer separately.

The Company’s obligation to repair or replace faulty products under standard warranty terms is recognized in a provision and is not considered a performance obligation under the contract. Additional warranty can be purchased, and revenue is recognized over the period of the warranty.

Contract Assets

Contract assets is recognized if the Company's right to consideration is conditioned on something other than the passage of time.

Contract Liabilities
Contract liabilities represents deferred income. The Company, on occasion, bills customers in advance of performing certain types of work which results in the Company recognizing contract liabilities. Once the work has been performed these amounts will be reduced and recognized as revenue. For sale of goods, revenue is recognized in the consolidated statements of operations when control of the goods has been transferred to the customer; being at the point when the goods are delivered. Any transaction price received by the Company prior to that point is recognized as a contract liability.

Research and Development Expenditures
Research and development ("R&D"') costs incurred in respect of specific contracts placed by customers are recognized within costs of revenue in respect of the R&D services performed. All other R&D costs are expensed to the research and development line-item within the consolidated statements of operations in the period in which they are incurred.
Advertising
We expense the cost of advertising as incurred. Advertising expenses were £0.4 million for each of the years ended March 31, 2020 and 2019.
Income Taxes
We account for income taxes using the liability method. Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates by jurisdiction, which will be in effect when the differences reverse. A valuation allowance against net deferred tax assets is provided unless we conclude it is more likely than not that the deferred tax assets will be realized.
We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. We evaluate our ability to benefit from all deferred tax assets and establish valuation allowances for amounts we believe are not more-likely-than-not to be realizable. For uncertain tax positions, we use a more-likely-than-not threshold, 51% or greater, based on the technical merits of the income tax position taken. Income tax positions that meet the more-likely-than-not recognition threshold are measured in order to determine the tax benefit recognized in the financial statements. Penalties, if probable and reasonably estimable, and interest expense related to uncertain tax positions are recognized as a component of the tax provision.
The tax provision charge is based on the taxable profit for the year and takes into account taxation deferred because of temporary differences between the treatment of certain items for taxation and accounting purposes. Current tax and deferred tax are charged or credited to the profit and loss account, except where they relate to items charged or credited to equity, in which case the relevant tax is charged or credited to equity. Any changes in the tax rates are recognized in the profit and loss account unless related to items directly recognized in equity.
The Company has tax losses which are available indefinitely for offset against future taxable profits of the Company. Deferred tax assets are recognized to the extent that there is certainty over the timing of their recovery.
Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) (the "New Leases Standard”). The New Leases Standard was issued to increase transparency and comparability among entities by recognizing right-of-use (“ROU”) assets and lease liabilities on the consolidated balance sheets and disclosing key information about lease arrangements. The Company adopted the New Leases Standard as of April 1, 2019 using the transition option established by ASU 2018-11, Leases (Topic 842), Targeted Improvements (ASU 2018-11), which permits companies to adopt the New Leases Standard as of the beginning of the period of adoption without recasting financial information for prior periods presented.

The applied practical expedients at the adoption of the standard are as follows:

1. The package of transition practical expedients under Accounting Standards Codification ("ASC") 842-10-65-1 (f) (elected as a package and applied consistently to all leases) not to reassess leases that commenced before the effective date consisting in:
a) No need to reassess whether any expired or existing contracts are or contain leases.
b) No need to reassess the lease classification for any expired or existing leases.
c) No need to reassess initial direct costs for any existing leases.

2. Practical expedient to not separate lease and non-lease components.

3. Practical expedient under ASC 842-10-65-1 (g) to use hindsight to determine the likelihood of whether a lease will be extended, terminated or whether a purchase option will be exercised.

The impact upon adoption on April 1, 2019 was the recognition of £0.8 million of ROU assets and lease obligations in the consolidated balance sheets. There was no cumulative effect adjustment as a result of the adoption of the new leases standard and the impact is non-cash in nature and did not materially affect the Company’s cash flows. Prior to the adoption of Topic 842, our lease accounting policy was in accordance with ASC Topic 840, Leases, which was superseded by Topic 842.

In December 2016, the FASB issued ASU No. 2016-20, Technical corrections and improvements to Topic 606, Revenue from Contracts with Customers. This update provides additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standard, as subsequently updated in July 2015, is effective for annual periods beginning after December 15, 2021, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is permitted. We adopted Topic 606 using the modified retrospective transition method, for the period beginning April 1, 2018, which applied to new contracts and those that were not completed as of April 1, 2018. The impact of adopting the new standard was not material.

In January 2017, the FASB issued ASU 2017-04 Simplifying the Test for Goodwill Impairment, which simplifies the test for goodwill impairment by eliminating Step 2 from the goodwill impairment test which previously measured a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount. We adopted ASU 2017-04, effective April 1, 2020. As a result of adopting the new rules, we compare the estimated fair value of our reporting segments to their respective carrying values when evaluating the recoverability of goodwill. If the carrying value of a reporting unit exceeds its fair value, an impairment charge will be recognized for the amount by which its carrying value exceeds the reporting unit's fair value; however, the loss recognized will not exceed the goodwill allocated to the reporting unit. The adoption of ASU 2017-04 did not have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13 Fair Value Measurement (Topic 820): Changes to the Disclosure Requirements for Fair Value Measurement, which amends the disclosure requirements in ASC 820 by adding, changing, or removing certain disclosures. The ASU applies to all entities that are required under this guidance to provide disclosures about recurring or nonrecurring fair value measurements. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted ASU 2018-13, effective April 1, 2020. The adoption of ASU 2018-13 did not have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15 Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Subsequent to March 31, 2020, we adopted ASU 2018-15 which did not have a significant impact on our consolidated financial statements.
Recently Issued Pronouncements Not Yet Adopted

    In June 2016, the FASB issued ASU 2016-13: Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments, which requires companies to measure financial assets at an amortized cost basis to be presented at the net amount expected to be collected. The new accounting rules eliminate the probable initial recognition threshold and, instead, reflect an entity's current estimate of all expected credit losses. ASU 2016-13 is applicable to our trade receivables. This pronouncement was amended under ASU 2019-10 to allow an extension on the adoption date for entities that qualify as a small reporting company. We have elected this extension and the effective date for us to adopt this standard will be for fiscal years beginning after December 15, 2022. We are currently in the process of evaluating the impact of ASU 2016-13, but we do not expect the adoption of this new accounting standard to have a significant impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles of the accounting for income taxes and also improves consistent application of and simplification of other areas when accounting for income taxes. The guidance is effective for us beginning in the first quarter of fiscal year 2021, while early adoption is permitted. Subsequent to March 31, 2020, we adopted ASU 2019-12 which did not have a significant impact on our consolidated financial statements.

2.    Accounts Receivable, net
Accounts receivable, net consists of the following:

	March 31,
(in thousands)	2020	2019
Trade receivables	£6,812	£5,683
Other receivables	77	89
	6,889	5,772
Less: allowance for doubtful accounts	(221)	(20)
Accounts receivable, net	£6,668	£5,752

3.    Inventory
Inventory consists of the following:

	March 31,
(in thousands)	2020	2019
Finished goods	£5,521	£1,087
Work-in-process	329	424
Raw materials	2,290	1,422
Inventory	£8,140	£2,933

4.    Property and Equipment, net
Property and equipment, net consists of the following:

	March 31,
(in thousands)	2020	2019
Vehicles	£534	£516
Equipment	5,253	4,277
Furniture and fixtures	744	734
Computer equipment	301	269
Leasehold improvements	181	176
	7,013	5,972
Less: accumulated depreciation	(6,252)	(5,068)
Property and equipment, net	£761	£904

Depreciation expense for the years ended March 31, 2020 and March 31, 2019 was £0.6 million and £0.5 million, respectively, and is included in selling, general and administrative expense in our consolidated statements of operations.

5.    Intangible Assets, net
Intangible assets, net consists of the following:

		March 31,
(in thousands)	Estimated Life	2020	2019
Intellectual property	10 years	£4,225	£4,035
Purchase software	3 years	234	111
		4,459	4,146
Less: accumulated amortization		(2,718)	(2,226)
Intangible assets, net		£1,741	£1,920

Amortization expense for the years ended March 31, 2020 and 2019 was approximately £0.4 million and £0.4 million, respectively, and is included in selling, general and administrative expense in our consolidated statements of operations.
Estimated aggregate amortization, based on the net value of intangible assets at March 31, 2020, for each of the next five years and beyond is as follows (amounts in thousands):

Year Ending March 31,
2021	£417
2022	417
2023	404
2024	377
2025	126
2026 and beyond	—
£1,741

    We did not recognize any intangible asset impairment charges during the years ended March 31, 2020 and 2019.

6.     Accrued Liabilities
Accrued liabilities consists of the following:

	March 31,
(in thousands)	2020	2019
Accrued compensation	£1,637	£1,692
Accrued interest	231	245
Accrued sales taxes	16	204
Other	233	241
Total accrued liabilities	£2,117	£2,382

7.     Leases

    We have operating leases for our equipment and facilities, which have remaining terms ranging from eight months to 5 years. Our leases do not have an option to extend the lease period beyond the stated term unless the new term is agreed by both parties. They also do not have an early termination clause included. Our operating lease agreements do not contain any material restrictive covenants.

    The discount rate for our operating leases was not readily determinable in the specific lease agreements. As a result, our incremental borrowing rate was used as the discount rate when establishing the ROU assets and corresponding lease liabilities. As of March 31, 2020, we had no operating leases that have not yet commenced.

Rent expense is recognized on a straight-line basis over the life of the lease. Rent expense consists of the following:

	Year ended March 31,
(in thousands)	2020	2019
Operating lease costs	£493	£550
Variable rent costs	34	—
Total rent expense	£527	£550

    Future minimum lease payments under non-cancelable operating leases were as follows as of March 31, 2020 (amounts in thousands):

Year Ending March 31,
2021	£513
2022	354
2023	172
2024	62
2025	36
2026 and beyond	—
Total future minimum lease payments	1,137
Less: Interest	50
Total lease liabilities	£1,087

Current portion of lease obligations	£435
Lease liabilities -long-term	652
Total lease liabilities	£1,087

Other information related to leases is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from leases	£493
Right-of-use assets obtained in exchange for new lease liabilities	£1,529
Weighted-average remaining lease term (years)	2.63
Weighted-average discount rate	3.3%

8.    Revenue Recognition

Disaggregation of Revenue

We disaggregate our revenue from contracts with customers by timing of recognition as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors.

Revenue from contracts with customers by timing of recognition is as follows:

	March 31,
(in thousands)	2020	2019
Total revenue by timing of recognition:
Goods transferred at a point in time	£14,640	£18,261
Services transferred over time	9,612	7,847
Total	£24,252	£26,108

9.    Income Taxes
Income tax (benefit) expense from operations consisted of the following for the year ended:

	March 31,
(in thousands)	2020	2019
Current domestic (UK)	£(523)	£(37)
Current foreign (US and CN)	(210)	376
Total current tax (benefit) expense	£(733)	£339

Deferred domestic (UK)	—	—
Deferred foreign (US and CN)	—	—
Total deferred tax benefit	—	—
Total tax (benefit) expense	£(733)	£339

The (benefit) expense from income taxes from continuing operations differs from the amount computed by applying the statutory income tax rate to our loss from continuing operations before income taxes primarily as a result of operations in various jurisdictions with varying tax rates and permanent differences, including patent box deductions, and losses for which no benefit can be provided.

Loss before income taxes within or outside the United Kingdom are shown below:

	Years ended March 31,
(in thousands)	2020	2019
Domestic (UK)	£(5,275)	£(910)
Foreign (US and CN)	(859)	(720)
Total	£(6,134)	£(1,630)

Deferred tax assets and liabilities consist of the following components:

	March 31,
(in thousands)	2020	2019
Deferred tax assets:
Accruals and reserves	£9	£81
Inventory	56	42
Other	19	19
Operating loss carry forwards	2,510	2,300
Intangible assets	152	126
Valuation allowance	(2,655)	(2,510)
Deferred tax asset	91	58

Deferred tax liabilities:
Fixed assets	(72)	(39)
Deferred tax liabilities	(72)	(39)
Net deferred tax asset (liability)	£19	£19

The realization of our deferred income tax asset is dependent upon sufficient taxable income in future periods. In assessing whether deferred tax assets may be realized, we considered whether it is more likely than not that some portion, or all, of the deferred tax asset will be realized. We consider scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies that we can implement in making our assessment. Based on all the available evidence management has concluded that a valuation allowance of £2.6 million and £2.5 million for the period ending March 31, 2020 and March 31, 2019, respectively. The valuation is associated with the deferred tax assets in the United Kingdom and the United States.

We have income tax NOL carryforwards related to our UK operations of approximately £11.3 million. We have recorded a deferred tax asset of £2.1 million associated with these losses. Such deferred tax assets carry forward indefinitely.
We have income tax NOL carryforwards related to our US Federal operations of approximately £1.7 million. We have recorded a deferred tax asset of £0.4 million associated with these losses. Such deferred tax assets carry forward indefinitely. In addition there are insignificant deferred tax assets related to various state loss carry forwards.

The total unrecognized tax benefits of £0.2 million and £0.8 million as of March 31, 2020 and 2019, respectively. If these amounts are recognized in future periods, it would affect the effective tax rate on income from continuing operations for the years in which they are recognized.

10.    Related Party
The following table shows a summary of the Company's significant related party transactions with the Parent as of March 31, 2020 and 2019, respectively:

	March 31,
(in thousands)	2020	2019
Loan from Parent	£3,275	£37,503
Related party interest expense	£2,282	£1,831
Borrowings from Parent loan	£13,447	£13,055
Repayments on Parent loan	£7,304	£7,421
Allocated support costs from Parent	£2,300	£2,803
The consolidated financial statements also include allocations of certain expenses for services from QinetiQ, including, but not limited to corporate and shared expenses related to finance and accounting, legal, information technology, human resources, facilities, communications, ethics. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of headcount, square footage or other measures. Management considers the basis on which these expenses have been allocated to be a reasonable reflection of the utilization of services provided to or benefits received by the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone business operating independently from QinetiQ. The amount of actual costs that may have been incurred if the Company was a stand-alone business would depend on a number of factors, including the Company’s chosen organizational structure, what functions were outsourced or performed by the Company’s employees, and strategic decisions made in areas such as sourcing, marketing, information technology and infrastructure.
All significant transactions between QinetiQ and the Company have been presented in the consolidated financial statements based on the nature of the transaction. QinetiQ uses a centralized approach to treasury management, including cash, foreign exchange exposure hedging and financing of its operations and QinetiQ funds the Company's operating and investing activities as needed. The Company has historically been funded through an related party loan to QinetiQ. The related party loan is presented as Loan from Parent in the consolidated balance sheet. The Loan from Parent was renewed annually and matures on March 31 of the following year. The interest rate was three month LIBOR plus 4.50%. In March 2020, the Company was granted a waiver from it's obligation to repay the Parent loan balance of £42.7 million. Additional related party transactions related to ordinary trade activities have been netted and presented in Other Assets and Other Current Liabilities in the consolidated balance sheet where there is no right of offset. On March 31, 2020 and 2019 the balance in Other Assets was £1.9 million and £0.9 million, respectively. On March 31, 2020 and 2019 the balance in Other Current Liabilities was £1.3 million and £1.1 million, respectively. As a result of centralized foreign exchange exposure hedging where QinetiQ enters into forward foreign exchange contracts on behalf of the whole Parent Group, derivative assets and liabilities are not specifically allocated to the Company, while the foreign currency gain or loss is attributed to the Company.
The Company participates in the Parent’s share-based payment plans. The total share-based payments expense for the years ended March 31, 2020 and 2019 were £0.3 million and £0.2 million, respectively, the majority of which is related to equity-settled awards. The expense was charged to the Company by the ultimate parent company QinetiQ. In all cases, they relate to full shares of QinetiQ, the ultimate parent company. The employees participate in the Parent's Deferred Share Plan ("DSP"). The number of awards earned is dependent on the QinetiQ's performance, such as revenue growth, during the fiscal year, for which actual awards are granted in the following June for the previous fiscal year. The actual awards granted in June for the previous fiscal year might differ from the estimate made at a fiscal year end for the purposes of share-based payment expense recognition, which is recognized as a change in estimate in the year awards are granted. Awards are then subject to a three year vesting period and a further two-year holding period, with vesting contingent upon Parent's operating profit for the year prior to vesting being maintained at the level reported during the year prior to award. No DSP's were awarded for the years ended March 31, 2020 and 2019, respectively. The fair value of DSPs awarded during the year for the prior year's performance is determined based on the closing share price of QinetiQ at the date of award (June 1, 2019).
The Company participates in the Parent's employee contribution plan in the United Kingdom, under which QinetiQ and the Company's employees pay fixed contributions to a third-party provider. The Company's portion of the contributions, which are recognized as an employee benefit expense when they are due, was £0.2 million for each of the years ended March 31, 2020 and 2019.

11.    Employee Contribution Plan

The Company maintains a contribution benefit plan in Canada (Canadian RRSP plan). The plan is offered to all permanent employees. The contribution rate is a minimum of 5% with a match up to 10%. The Company contributed approximately £0.1 million to the plan for each of the years ended March 31, 2020 and March 31, 2019.

The Company maintains a contribution benefit plan under provisions of Section 401(k) of the Internal Revenue Code. The plan is offered to all permanent employees. The contribution rate is between 1% and 75%, auto deferral increases by 1% each January to maximum 10% and has a employer contribution of 100% of the first 2% plus 50% of the next 3%. The Company contributed approximately £0.2 million to the plan for each of the years ended March 31, 2020 and March 31, 2019.

12.    Commitments and Contingencies
Obligation under Operating Leases
See Note 7 - Leases for discussion of our lease obligations.

Purchase Commitment
We executed a non-cancelable purchase order totaling £3.5 million in 2020 for multiple shipments of interrogator units to be delivered over an 18-month period. At March 31, 2020, approximately £1.5 million of these commitments remained.

Guarantees
As of March 31, 2020, we had a total of £1.4 million in performance bond guarantees outstanding in favor of certain third parties to ensure performance of its obligations under certain customer contracts and lease arrangements. These guarantees expire at various dates through December 31, 2020. To date, we have not incurred any charges associated with non-performance covered by such guarantees and have not accrued any liabilities as of March 31, 2020.

13.    Subsequent Events
We evaluated subsequent events through June 29, 2021, the date on which these financial statements are being issued. There are no significant events that require disclosure in these financial statements, except for the following items.

On December 3, 2020, Luna entered into and closed a Share Purchase Agreement with QinetiQ for the purchase of all the shares of the Company for £29.0 million.

Since March 31, 2020, the COVID-19 pandemic has resulted in a global slowdown of economic activity. While the impact of the COVID-19 pandemic to our business and operating results presents additional uncertainty, we continue to use reasonably available information to assess certain accounting matters including, but not limited to, accounts receivable, inventory and the carrying value of long-lived tangible and intangible assets. While the assessments have not resulted in any material impacts to our financial statements as of March 31, 2020, we believe the full impact of the pandemic remains uncertain and ongoing developments related to the pandemic may cause material impacts to our consolidated financial statements.